EXHIBIT 4.3.1

SUPPLEMENTARY AGREEMENT

THIS SUPPLEMENTARY AGREEMENT (this “Supplementary Agreement”), dated as of November 2004, is entered into by and between Citizens Financial Group, Inc. (“Buyer”) and Charles D. Koch (the “Consultant”) to be effective from 31 August 2004.

WITNESSETH

     WHEREAS, the Consultant and Buyer entered in to an agreement dated as of May 4, 2004 (the “Agreement”) that the Consultant would serve as an advisor to the Surviving Corporation (as defined in the Agreement and Plan of Merger dated as of May 4, 2004 among Charter One Financial, Inc. Buyer and Cardinal Acquisition Corp.)

     WHEREAS, Buyer and the Consultant have mutually agreed that the amendments listed below require to be made to the Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Consultant hereby agree as follows:

1.	In the opening paragraph of the Agreement delete the words “ab initlo” as they appear on the ninth line and replace them with “ab initio”.

2.	In paragraph 2 of the Agreement, beginning on line 10, delete the following words:

“a member of the Board of Directors of The Royal Bank of Scotland plc.”

3.	At the end of paragraph 2 of the Agreement, delete the words “(the “Board Services” )” and replace them with “(the “US Services” )”.

4.	In paragraph 3, in the third line, delete the figure “$500,000.00” and replace it with “$402,500”.

5.	In paragraph 3, in the fourteenth line, delete the word “frill” and replace it with “full”.

6.	In paragraph 3, in the final line, delete the word “Board” and replace it with “US”.

7.	In paragraph 6, in line 3 and in line 7, delete the word “Board” and replace it with “US”.

IN WITNESS WHEREOF, this Supplementary Agreement has been duly executed and delivered by the parties hereto as of the date set forth above.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Joel J. Brickman

Joel J. Brickman

Senior Vice President

Secretary and General Counsel

/s/ Charles D. Koch

Consultant